VIVIC CORP.

PRO FORMA CONDENSED COMBINED BALANCE SHEETS

AS OF SEPTEMBER 30, 2019

(Unaudited)

	Historical	Historical
	VIVC	MF Group	Pro Forma Adjustments	Note	ProForma Condensed Combined

ASSETS
Current assets:
Cash and cash equivalents	$335,262	$6,132	(85,000)	(a)	$256,394
Deposit and prepayment	6,115	34,207			40,322
Other receivable	-	29,890			29,890
Amounts due from related parties	209,989	-			209,989

Total current assets	551,366	70,229			536,595

Non-current assets:
Plant and equipment	-	268,777			268,777
Intangible assets	-	-		(b)	-

Total non-current assets	-	268,777			268,777

TOTAL ASSETS	$551,366	$339,006			$805,372

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$-	$12,152			$12,152
Accrued liabilities and other payables	8,584	66,389			74,973
Amounts due to related parties	206,194	459,084			665,278
Tax payable	68,514	-			68,514
Current portion of obligation under finance lease	-	4,808			4,808

Total current liabilities	283,292	542,433			825,725

Non-current liabilities:
Obligation under finance lease	-	10,815			10,815

Total non-current liabilities	-	10,815			10,815

Total liabilities	283,292	553,248			836,540

Stockholder’s deficit:
Preferred stock	832	-			832
Common stock	29,346	318,446	(318,446)	(a)	29,346
Additional paid-in capital	27,963	-			27,963
Accumulated other comprehensive loss	-	25,571	(25,571)	(a)	-
Retained earnings (accumulated deficit)	209,933	(558,259)	259,017	(a), (b)	(89,309)

Total stockholder’s equity (deficit)	268,074	(214,242)			(31,168)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$551,366	$339,006			$805,372

	Historical	Historical			Pro Forma Condensed Combined
	VIVC	MF Group	Pro forma Adjustment

Revenues, net	$424,975	$7,389			$432,364

Operating expenses:
General and administrative expenses	(113,629)	(232,900)			(346,529)
Total operating expenses	(113,629)	(232,900)			(346,529)

Income (loss) from operation	311,346	(225,511)			85,835

Other Income (Expense)
Impairment loss on goodwill			(299,242)	(b)	(299,242)
Interest expense	-	(306)			(306)
Interest income	5	-			5
Other income	-	61			61
Total other expense	5	(245)			(299,482)

INCOME (LOSS) BEFORE INCOME TAXES	311,351	(225,756)			(213,647)

Income tax expense	(68,514)	-			(68,514)

NET INCOME (LOSS)	$242,837	$(225,756)			$(282,161)

Net loss per share	$0.01				$(0.01)

Weighted average shares outstanding	29,346,000				29,346,000

F-2

VIVIC CORP.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

AS OF SEPTEMBER 30, 2019

(Unaudited)

NOTE 1 – BACKGROUND OF ORGANISATION

On October 15, 2019, VIVIC Corp. or the Company or VIVC completed the Acquisition of Guangzhou Monte Fino Yacht Company Limited and Subsidiaries (collectively “MF Group”) (the “Acquisition”) for its 100% equity interest. The total consideration of the acquisition is approximately $85,000 in cash.

This Acquisition is considered as related party transaction, whereas the Chief Executive Officer of VIVC, Mr. Yun-Kuang Kung fully controls the equity interest of MF Group.

NOTE 2 – BASIS OF PRESENTATION

The historical consolidated financial statements of the Company are presented in U.S. dollars and have been prepared in accordance with U.S. GAAP. The historical combined financial statements of MG Group are presented in U.S. dollars and have been prepared in accordance with U.S. GAAP. The Unaudited Pro Forma Financial Statements reflect adjustments to the Company’s historical financial data to give effect to the Transactions as if they had occurred on September 30, 2019 for the pro forma condensed combined balance sheet and as if they had occurred on January 1, 2019 for the pro forma condensed combined statements of operations.

The pro forma financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document and assumptions that management believes are reasonable. The pro forma financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with VIVC’s historical financial statements included elsewhere in this Amendment to the Current Statement on Form 8-K for the years ended December 31, 2018 and 2017, as Exhibits filed with SEC herewith.

The pro forma financial statements do not purport to represent what the results of operations or financial position of the combined entity would actually have been if the merger had in fact occurred on September 30, 2019, nor do they purport to project the results of operations or financial position of the combined entity for any future period or as of any date.

The Unaudited Pro Forma Financial Statements do not reflect the realization of any expected cost savings or other synergies from the Acquisition, including as a result of restructuring activities and other cost savings initiatives planned subsequent to the completion of the Acquisition. Although management believes such cost savings and other synergies will be realized following the Acquisition, there can be no assurance that these cost savings or any synergies will be achieved in full or at all. In addition, the unaudited Pro Forma Financial Statements do not reflect the estimated restructuring charges contemplated in association with any such cost savings. Such charges will be expensed in the appropriate accounting periods following the completion of the Acquisition.

The Acquisition will be accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 805, Business Combinations, using the acquisition method of accounting. The assets and liabilities of MF Group, including identifiable intangible assets, have been measured using preliminary estimates based on assumptions that management believes are reasonable and are consistent with the information currently available. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with

F-3

VIVIC CORP.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

AS OF SEPTEMBER 30, 2019

(Unaudited)

respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. The use of different estimates and judgments could yield materially different results.

NOTE 3 – PURCHASE PRICE ALLOCATION

The following is a preliminary estimate of the Acquisition consideration as it relates to the acquisition of MG Group by the Company in a cash consideration of $85,000.

The excess of the purchase price has been allocated to goodwill. The purchase price allocation as included in the Unaudited Pro Forma Financial Statements is preliminary and is subject to the final purchase consideration and the final management estimate. This could result in material adjustment to the amounts included herein. The preliminary estimate of the net assets acquired and liabilities assumed as part of the Acquisition is as follows:

	US$
Book value of net assets acquired at September 30, 2019	$
Acquired assets		339,006
Assumed liabilities		(553,248)

Fair value of net assets acquired		(214,242)
Goodwill recorded		299,242
Total consideration allocated		$85,000

NOTE 4 – PRO FORMA ADJUSTMENTS

The pro forma financial statements have been prepared as if the Acquisition was completed on September 30, 2019 for combined balance sheet purpose and reflects the following pro forma adjustment(s):

(a)

Amounts reflect the goodwill attributable to the Acquisition of $299,242

(b)

Amount reflect the impairment loss on goodwill arising from business combination of $299,242

NOTE 5 – PRO FORMA EARNINGS PER SHARE

The pro forma earnings per share, giving effect to the Acquisition have been computed as follows:

Net loss	$(282,161)

Net loss per share – Basic and diluted	$(0.01)

Weighted average number of shares deemed issued and outstanding	29,346,000

F-4